Exhibit 99.1

T BANCSHARES, INC.

FOR IMMEDIATE RELEASE

T BANCSHARES, INC. AND T BANK N.A. ANNOUNCE
EXECUTIVE CHANGES

Dallas, Texas – July 15, 2010– T Bancshares, Inc. (the “Company”, OTC.BB: TBNC), announced that Patrick G. Adams, President and Chief  Executive Officer of both the Company and T Bank, N.A. (the “Bank”), the wholly owned subsidiary of the Company, resigned effective July 9, 2010.  In connection with Mr. Adams’ resignations, he also resigned from the Board of Directors of both the Company and the Bank effective July 9, 2010. The Boards of Directors of the Company and the Bank have appointed Patrick Howard as President and Chief Executive Officer and Ken Bramlage as Senior Vice President  and Chief Financial Officer of the Company and of the Bank.

Mr. Howard joined the Company in September 2007, as Executive Vice President and Chief Operating Officer responsible for all aspects of the Bank’s operations. Prior to joining the Company, Mr. Howard accumulated more than twenty years of banking experience having held executive level positions responsible for bank operations, retail branch operations, mortgage origination and servicing operations, loan operations and lending, regulatory compliance, information technology and business and strategic planning, including serving as a Director and Chief Operating Officer of a financial institution with more than $2.2 billion in assets.

Mr. Bramlage was appointed to the position of Controller at the Bank in July 2008 and took over the responsibilities of acting co-principal financial officer of the Company in July 2009.  He is a Certified Public Accountant and has over 15 years of management and financial reporting experience in the banking industry.

Chairman of the Board, Dan Basso, stated: “Mr. Adams was the inspiration and driving force in the formation of our Company and will be missed.  We wish him well as he begins this next phase of his life. We are extremely fortunate to have Patrick Howard to step into this position.  Pat has been responsible for all operational aspects of the Bank since he joined us in 2007, and has been instrumental in successfully guiding the Bank through the recent difficult regulatory and economic environment we have experienced. The Board has the utmost confidence that Mr. Howard, with the assistance of Mr. Bramlage and the other members of our exceptional management team and staff, will successfully achieve the goals of our Company and Bank.”

Mr. Howard stated: “I am very gratified by the Board’s confidence placed in me and the other members of our management team. Ken’s appointment to Chief Financial Officer is a well deserved promotion to the executive management team. We will continue to spare no effort in ensuring that our customers receive the highest level of service they are accustomed to and that the Bank continues to successfully meet the challenges ahead to achieve the objectives of the Board, our regulators, and our shareholders. ”

ABOUT T BANCSHARES, INC.
T Bancshares, Inc. is the registered bank holding company for T Bank, N.A.  T Bank, N.A. is a full service commercial bank headquartered in Dallas, Texas that provides highly personalized financial services to business and individual clients. T Bank has locations on the Dallas North Tollway in North Dallas, West Plano and Southlake. Our local market includes North Dallas, Addison, Plano, Frisco, Richardson, Carrollton and northeast Tarrant County. We provide our clients with the latest in banking technology along with traditional personal attention.

This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond the Company’s control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Form 10-K and other filings made by the Company with the Securities and Exchange Commission.

CONTACT:
T BANCSHARES, Inc.
Patrick Howard 972-720-9041 phoward@tbank.com